EXHIBIT 10.1

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (this “Agreement”) is entered into as of November 3, 2004 (the “Effective Date”), by and between NEW CENTURY FINANCIAL CORPORATION, a Maryland corporation ( “New Century Financial”), and NEW CENTURY TRS HOLDINGS, INC., a Delaware corporation and a wholly-owned subsidiary of New Century Financial (“New Century TRS”).

THE PARTIES TO THIS AGREEMENT enter into this Agreement on the basis of the following facts, intentions and understandings:

A. Pursuant to an Indenture dated as of July 8, 2003 (as supplemented by the Supplemental Indenture described below, the “Indenture”), by and between New Century TRS and Wells Fargo Bank (the “Trustee”), New Century TRS issued $210,000,000 in aggregate principal amount of its 3.50% Convertible Senior Notes due 2008 (the “Notes”).

B. Pursuant to a First Supplemental Indenture dated as of September 30, 2004 (the “Supplemental Indenture”), by and among New Century TRS, New Century Financial and the Trustee, New Century Financial agreed to issue up to 7,418,754 shares of its common stock, par value $0.01 per share (the “New Century Financial Common Stock”), upon conversion of the Notes in accordance with their terms (the “Conversion Shares”) and New Century TRS agreed to continue to be responsible for all other obligations under the Indenture, including, without limitation, the obligation to issue (or cause to be issued) and to deliver the Conversion Shares (the “Conversion Obligation”).

C. New Century TRS previously agreed on October 1, 2004 to purchase at fair market value from New Century Financial, and New Century Financial agreed to sell to New Century TRS, in a private placement that is exempt from registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), that number of Conversion Shares as is necessary for New Century TRS to satisfy its Conversion Obligation under the Indenture, and New Century TRS and New Century TRS desire to memorialize the terms and conditions of such agreement in this Agreement.

D. New Century TRS proposes to make an offer to holders of the outstanding Notes to have converted all of the Notes pursuant to an offer (the “Tender Offer”) in which tendering holders will receive, in addition to certain accrued and unpaid interest under the Notes, (i) that number of Conversion Shares that such holders would otherwise be entitled to receive upon conversion of the Notes in accordance with their terms and (ii) a to-be-determined additional amount of consideration, which, as presently contemplated, may consist of additional shares of New Century Financial Common Stock (such shares of New Century Financial Common Stock deliverable pursuant to clause (ii) in connection with the Tender Offer, the “Tender Offer Inducement Shares” and, together with the Conversion Shares deliverable pursuant to clause (i) in connection with the Tender Offer, the “Tender Offer Shares”).

E. In order to enable New Century TRS to deliver the Tender Offer Shares to tendering holders upon the consummation of the Tender Offer (the “Tender Offer Obligation”), New Century TRS desires to purchase at fair market value from New Century Financial, and

New Century Financial desires to sell to New Century TRS, in a private placement that is exempt from the registration requirements of the Securities Act, that number of Tender Offer Shares as is necessary for New Century TRS to satisfy its Tender Offer Obligation pursuant to the Tender Offer, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1

AGREEMENT TO PURCHASE AND SELL

Subject to the terms and conditions of this Agreement, New Century Financial agrees to sell to New Century TRS, as applicable:

(a) at each Conversion Closing Date (as defined below), that number of Conversion Shares as is necessary for New Century TRS to satisfy its Conversion Obligation under the Indenture, at a purchase price per share of New Century Financial Common Stock equal to the closing price of New Century Financial Common Stock on the New York Stock Exchange (the “NYSE”) on the trading day immediately preceding, but not including, the Conversion Closing Date (the “Conversion Purchase Price”).

(b) at the Tender Offer Closing Date (as defined below), that number of Tender Offer Shares (which, for avoidance of doubt, consists of the Conversion Shares and the Tender Offer Inducement Shares) as is necessary for New Century TRS to satisfy its Tender Offer Obligation pursuant to the Tender Offer, at a purchase price per share of New Century Financial Common Stock equal to the closing price of New Century Financial Common Stock on the NYSE on the trading day immediately preceding, but not including, the Tender Offer Closing Date (the “Tender Offer Purchase Price”).

ARTICLE 2

PAYMENT AND DELIVERY; CLOSING

2.1 The purchase and sale of shares of New Century Financial Common Stock shall take place:

(a) If pursuant to the Conversion Obligation under the Indenture, on the business day in which New Century TRS is obligated to satisfy its Conversion Obligation with respect to any holder in accordance with the settlement procedures under the Indenture (each such day, the “Conversion Closing Date”).

(b) If pursuant to the Tender Offer, on the business day in which New Century TRS is obligated to satisfy its Tender Offer Obligation in accordance with the terms of the Tender Offer (the “Tender Offer Closing Date”).

2.2 On the Conversion Closing Date or the Tender Offer Closing Date, as applicable, New Century Financial shall deliver to New Century TRS a certificate representing the Conversion Shares and/or Tender Offer Shares, as appropriate (or shall make such other arrangement to reflect the transfer of such shares as may be agreed upon with the transfer agent and registrar for New Century Financial Common Stock), and New Century TRS shall pay New Century Financial the Conversion Purchase Price or Tender Offer Purchase Price, as appropriate, in immediately available funds.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF NEW CENTURY FINANCIAL

New Century Financial represents and warrants to New Century TRS that:

3.1. Organization. New Century Financial has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Maryland with corporate power and authority to own, lease and operate its properties and conduct its business as now conducted.

3.2. Due Authorization. This Agreement has been duly authorized, executed and delivered by New Century Financial, and, assuming the due authorization, execution and delivery thereof by New Century TRS, is the legal, valid and binding agreement of New Century Financial, enforceable against New Century Financial in accordance with its terms, except as may be limited by bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization or similar laws affecting the rights of creditors generally and general principles of equity.

3.3. Authorized Shares. The Conversion Shares and the Tender Offer Shares have been duly authorized and, when issued and delivered against payment therefor as provided herein, will be validly issued and fully paid and nonassessable.

3.4 Ownership Limit Exemption. The Board of Directors of New Century Financial has granted an exemption to New Century TRS in connection with the Tender Offer in respect of the 9.8% restriction on beneficial ownership in value or in number of shares of New Century Financial Common Stock contained in New Century Financial’s charter.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF NEW CENTURY TRS

New Century TRS represents and warrants to New Century Financial that:

4.1. Organization. New Century TRS has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware with corporate power and authority to own, lease and operate its properties and conduct its business as now conducted.

4.2. Due Authorization. This Agreement has been duly authorized, executed and delivered by New Century TRS, and, assuming the due authorization, execution and delivery thereof by New Century Financial, is the legal, valid and binding agreement of New Century TRS, enforceable against New Century TRS in accordance with its terms, except as may be limited by bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization or similar laws affecting the rights of creditors generally and general principles of equity.

4.3. Purchase Entirely for Own Account. The Conversion Shares and/or the Tender Offer Shares to be received by New Century TRS hereunder will be acquired for investment for New Century TRS’s own account, not as a nominee or agent, and not with a view to the resale or distribution thereof within the meaning of the Securities Act.

4.4. Accredited Investor Status. New Century TRS is an “accredited investor” within the meaning of Regulation D of the Securities Act. By reason of its business and financial experience, sophistication and knowledge, New Century TRS is capable of evaluating the risks and merits of the investment made pursuant to this Agreement.

4.5. Restricted Securities. New Century TRS understands that the Conversion Shares and the Tender Offer Shares are characterized as “restricted securities” under the Securities Act inasmuch as they are being acquired from New Century Financial in a transaction not involving a public offering and that under the Securities Act and applicable rules and regulations thereunder such securities may be resold without registration under the Securities Act only in certain limited circumstances.

ARTICLE 5

CONDITIONS TO CLOSING

5.1. The respective obligations of New Century Financial and New Century TRS to consummate the transactions contemplated by this Agreement are subject to the satisfaction on or prior to each Conversion Closing Date or the Tender Offer Closing Date, as appropriate, of the following conditions:

(a) The representations and warranties of New Century Financial and New Century TRS in Article 3 and Article 4 of this Agreement shall be true as of the Conversion Closing Date or Tender Offer Closing Date, as applicable.

(b) In the event that New Century TRS makes the Tender Offer, the registration statement on Form S-4 to be filed with the Securities and Exchange Commission in connection with the Tender Offer shall have become effective under the Securities Act, and shall not be the subject of any stop order or proceeding seeking a stop order and (ii) the Tender Offer shall not have been terminated.

ARTICLE 6

GENERAL PROVISIONS

6.1. Further Assurances. Each party to this Agreement agrees to take any and all actions, perform any further acts and execute and deliver any further documents that may be reasonably necessary, to carry out and effectuate the provisions of this Agreement.

6.2. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflict of laws thereof.

6.3. Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto and supersedes any and all prior communications or agreements with respect to the subject matter hereof.

6.4. Termination. This Agreement may be terminated at any time by written consent of the parties hereto.

6.5. Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of both parties.

6.6. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers thereunto duly authorized as of the date first above written.

NEW CENTURY FINANCIAL CORPORATION,
a Maryland corporation

By:	/s/ PATTI M. DODGE
Name:	Patti M. Dodge
Title:	Chief Financial Officer

NEW CENTURY TRS HOLDINGS, INC.,
a Delaware corporation

By:	/s/ ROBERT K. COLE
Name:	Robert K. Cole
Title:	Chairman and Chief Executive Officer